Exhibit 99.1

Akorn Acquires Three Hospital-Based Branded Injectables from Lundbeck

LAKE FOREST, Ill.--(BUSINESS WIRE)--December 22, 2011--Akorn, Inc. (NASDAQ: AKRX), a niche generic pharmaceutical company, today announced that its wholly-owned subsidiary, Oak Pharmaceuticals, has acquired three off-patent, branded, hospital-based injectables from the US subsidiary of H. Lundbeck A/S. According to the agreement, Akorn will make an upfront payment of $45 million and a subsequent milestone payment of $15 million in cash after 3 years. The initial purchase price and the subsequent milestone payment are subject to a reduction if certain sales targets are not met in the first three years and the subsequent three years post closing. The acquired portfolio consists of Nembutal®, a Schedule II controlled drug, Diuril® and Cogentin®. In addition, Akorn has signed a transition services agreement with Lundbeck to ensure product availability.

Raj Rai, Chief Executive Officer commented, “These products will strengthen Akorn’s existing portfolio of niche, hospital-based injectables and are within the scope of our manufacturing capabilities.”

Financial Impact of the Transaction

These products are expected to add approximately $30 million to $35 million in revenue in 2012 and EBITDA of $22 million to $25 million. The Company intends to issue 2012 guidance in January.

About the Products

Nembutal® (pentobarbital sodium injection, USP) is a member of the barbiturate class of medications. Nembutal is a sterile solution for intravenous or intramuscular injection in 20 mL and 50 mL multiple-dose vials. It is indicated for use as a sedative, a hypnotic for short-term treatment of insomnia, pre-anesthetic and as an anticonvulsant in the emergency control of certain acute convulsive episodes, such as those associated with status epilepticus, cholera, eclampsia, meningitis, tetanus and toxic reactions to strychnine or local anesthetics. Nembutal® is marketed through a restrictive distribution program in the United States.

Sodium Diuril is a diuretic and antihypertensive. Sodium Diuril is a dry, sterile lyophilized powder supplied in vials equivalent to 0.5g of chlorothiazide. Diuril® (chlorothiazide sodium) is indicated as adjunctive therapy in edema associated with congestive heart failure, hepatic cirrhosis, and corticosteroid and estrogen therapy. Diuril® has also been found useful in treating edema due to various forms of renal dysfunction such as nephritic syndrome, acute glomerulonephritis, and chronic renal failure.

Cogentin® (benzotropine mesylate injection) belongs to a group of medicines called anticholinergics that block the effects of acetylcholine, a neurotransmitter. Cogentin is available in 2 mL ampules with 1 mg benztropine mesylate per mL. It is used to treat the symptoms of Parkinson’s disease and is also useful in the control of extrapyramidal disorders (except tardive dyskinesia) due to neuroleptic drugs (e.g. phenothiazines).

About Akorn, Inc.

Akorn, Inc. is a niche pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey where the Company manufactures ophthalmic and injectable pharmaceuticals. Additional information is available on the Company’s website at www.akorn.com.

Forward Looking Statement

Certain statements in this Press Release are forward looking statements and are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that could materially affect our actual results, levels of activity, performance or achievements include, but are not limited to, the following items: (i) Our ability to generate cash from operations sufficient to meet our working capital requirements; (ii) Our ability to sustain positive relationships with our major customers; (iii) The effects of federal, state and other governmental regulation on our business; (iv) Our success in developing, manufacturing, acquiring and marketing new products; (v) The success of our strategic partnerships for the development and marketing of new products; (vi) Our ability to comply with all of the requirements of the U.S. Food and Drug Administration (“FDA”), including current Good Manufacturing Practices regulations; (vii) Our ability to bring new products to market and the effects of sales of such products on our financial results; (viii) The effects of competition from generic pharmaceuticals and from other pharmaceutical companies; (ix) Our ability to effectively integrate acquired businesses; (x) Our ability to raise funds to pay interest on our outstanding convertible senior notes or repurchase the notes upon a fundamental change; (xi) Our ability to obtain additional funding or financing to operate and grow our business; (xii) Availability of raw materials needed to produce our products; and (xiii) Other factors referred to in our most recent Form 10-Q, our Form 10-K and our other Securities and Exchange Commission (“SEC”) filings. The Company's reports to the SEC contain detailed information relating to such factors, including, without limitation, the information under the caption Risk Factors in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with the Company’s periodic SEC filings.

CONTACT:
At the Company:
Akorn, Inc.
Tim Dick, (847) 279-6150
Chief Financial Officer